Exhibit 10.5

EXECUTION COPY

SECURITY AGREEMENT

Dated February 1, 2013

among

The Grantors referred to herein,

as Grantors

and

Wilmington Trust, National Association,

as Collateral Agent

T A B L E O F C O N T E N T S

Section		Page

Section 1.	Grant of Security	2

Section 2.	Security for Obligations	6

Section 3.	Grantors Remain Liable	6

Section 4.	Delivery and Control of Security Collateral	7

Section 5.	Maintaining Collateral Accounts, Electronic Chattel Paper, Transferable Records and Letter-of-Credit Rights and Giving Notice of Commercial Tort Claims	8

Section 6.	Representations and Warranties	8

Section 7.	Further Assurances	11

Section 8.	As to Insurance	12

Section 9.	Post-Closing Changes; Bailees; Collections on Assigned Agreements and Accounts	12

Section 10.	As to Intellectual Property Collateral	13

Section 11.	Voting Rights; Dividends; Etc.	15

Section 12.	Additional Shares	16

Section 13.	Collateral Agent Appointed Attorney-in-Fact	16

Section 14.	Collateral Agent May Perform	17

Section 15.	The Collateral Agent’s Duties	17

Section 16.	Remedies	18

Section 17.	Expenses	20

Section 18.	Amendments; Waivers; Additional Grantors; Etc.	20

Section 19.	Notices, Etc.	21

Section 20.	Continuing Security Interest; Assignments under the Euro Notes Indenture	21

Section 21.	Release; Termination	21

Section 22.	Execution in Counterparts	22

Section 23.	The Mortgages	22

Section 24.	Governing Law; Jurisdiction; Etc.	22

Section 25.	Intercreditor Agreement	23

Schedules:

Schedule I	-	Location, Chief Executive Office, Type Of Organization, Jurisdiction Of Organization, Organizational Identification Number, Tax Identification Number and Trade Names
Schedule II	-	Pledged Interests
Schedule III	-	Patents, Trademarks, Copyrights and Domain Names
Schedule IV	-	Commercial Tort Claims
Schedule V	-	Letter-of-Credit Rights
Schedule VI	-	Equipment and Inventory

Exhibits:

Exhibit A	-	Form of Security Agreement Supplement
Exhibit B	-	Form of Intellectual Property Security Agreement
Exhibit C	-	Form of Intellectual Property Security Agreement Supplement

SECURITY AGREEMENT dated February 1, 2013 (as amended, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), among LUX FINCO COATINGS S.Á R.L., a Luxembourg private limited company (“Lux FinCo”), COATINGS CO. U.S. INC., a Delaware corporation (“Holdings”), U.S. COATINGS ACQUISITION, INC., a Delaware corporation (the “Issuer”), the other Persons listed on the signature pages hereof (the “Subsidiary Grantors”), the Additional Grantors (as hereinafter defined) from time to time party hereto (Holdings, the Issuer, LuxFinCo, the Subsidiary Grantors and such Additional Grantors being, collectively, the “Grantors”), and WILMINGTON TRUST, NATIONAL ASSOCIATION, as collateral agent (in such capacity, together with any successor collateral agent, the “Collateral Agent”) for the Secured Parties (as defined in the Euro Notes Indenture (as hereinafter defined)).

PRELIMINARY STATEMENTS

(1) Holdings, the Issuers (as defined under the Euro Notes Indenture) and the Subsidiary Guarantors have entered into an indenture dated of even date herewith (said Agreement, as it may hereafter be amended, amended and restated, supplemented, replaced, refinanced or otherwise modified from time to time (including any increases of the principal amount outstanding thereunder), being the “Euro Notes Indenture”) with Wilmington Trust, National Association, in its capacity as trustee under the Euro Notes Indenture (together with any successor trustee, the “Trustee”) and as the Collateral Agent, pursuant to which the Issuers are issuing €250,000,000 5.750% Senior Secured Notes due 2021 (together with any Additional Notes issued from time to time under the Euro Notes Indenture, the “Euro Notes”).

(2) Pursuant to the Euro Notes Indenture, the Grantors are entering into this Agreement in order to grant to the Collateral Agent, for the benefit of the Secured Parties, a security interest in the Collateral (as hereinafter defined).

(3) It is a condition precedent to the issuance of the Euro Notes that the Grantors shall have granted the security interests and made the pledges contemplated by this Agreement.

(4) Each Grantor will derive substantial direct and indirect benefit from the transactions contemplated by the Secured Documents (as defined herein).

(5) Terms defined in the Euro Notes Indenture and not otherwise defined in this Agreement are used in this Agreement as defined in the Euro Notes Indenture. Further, unless otherwise defined in this Agreement or in the Euro Notes Indenture, terms defined in Article 8 or 9 of the UCC are used in this Agreement as such terms are defined in such Article 8 or 9 (including Accounts, Certificated Security, Chattel Paper, Commercial Tort Claims, Commodity Account, Commodity Contract, Deposit Accounts, Documents, Equipment, Financial Assets, Fixtures, General Intangibles, Goods, Instruments, Inventory, Investment Property, Letter-of-Credit Rights, Securities Accounts, Securities Intermediary, Security, Security Entitlements and Supporting Obligations). In addition, the following terms shall have the following meanings:

“Applicable Collateral Agent” has the meaning assigned to such term in the Intercreditor Agreement.

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“Domestic Subsidiary” means any Subsidiary of the Dutch Co-Issuer that (i) is organized under the laws of the United States, any state thereof, or the District of Columbia, (ii) is not a Subsidiary of a CFC and (iii) is not a CFC Holdco.

“Material Adverse Effect” means (a) a material adverse effect on the business, assets, property, liabilities (actual or contingent), financial condition or results of operations of the Issuer and the Restricted Subsidiaries, taken as a whole, (b) a material adverse effect on the ability of the Grantors (taken as a whole) to perform their respective obligations under the Euro Notes Indenture, the Euro Notes or any Notes Security Documents or (c) a material adverse effect on the rights and remedies of the Trustee, the Collateral Agent or the Noteholders under the Euro Notes Indenture, the Euro Notes or any Notes Security Documents.

“Mortgage” means the mortgages, deeds of trust or deeds to secure debt with respect to real property that constitutes Collateral, in each case as the same may be amended, amended and restated, extended, supplemented, substituted or otherwise modified from time to time.

“Perfection Exceptions” means that no U.S. Guarantor shall be required to (i) enter into control agreements with respect to, or otherwise perfect any security interest by “control” (or similar arrangements) over securities accounts and deposit accounts of such Guarantor, (ii) perfect the security interest in the following other than by the filing of a financing statement: (1) Letter-Of-Credit Rights and (2) Commercial Tort Claims, (iii) so long as no Event of Default shall have occurred and be continuing, send notices to account debtors or other contractual third-parties, (iv) enter into any security documents to be governed by the law of any jurisdiction in which assets are located unless such jurisdiction is also the jurisdiction of organization of the person granting such lien or any other grantor or the United States or any state thereof, (v) take any actions contrary to the Guaranty and Security Principles to the extent applicable to such U.S. Guarantor, or (vi) deliver landlord waivers, estoppels or collateral access letters.

NOW, THEREFORE, in consideration of the premises, each Grantor hereby agrees with the Collateral Agent for the benefit of the Secured Parties as follows:

Section 1. Grant of Security. As security for the payment or performance, as the case may be, in full of the Secured Obligations (as defined below), each Grantor hereby grants to the Collateral Agent, for the benefit of the Secured Parties, a security interest in such Grantor’s right, title and interest in and to the following, in each case, as to each type of property described below, whether now owned or hereafter acquired by such Grantor, wherever located, and whether now or hereafter existing or arising (collectively, the “Collateral”):

(a) all Accounts;

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(b) all cash and Cash Equivalents;

(c) all Chattel Paper;

(d) all Commercial Tort Claims set forth on Schedule IV hereto or for which notice is required to be provided pursuant to Section 5(b) below;

(e) all Deposit Accounts;

(f) all Documents;

(g) all Equipment;

(h) subject to Section 23 hereof, all Fixtures;

(i) all General Intangibles;

(j) all Goods;

(k) all Instruments;

(l) all Inventory;

(m) all Letter-of-Credit Rights;

(n) the following (the “Security Collateral”):

(i) all indebtedness from time to time owed to such Grantor, including, without limitation, the indebtedness set forth opposite such Grantor’s name on and otherwise described on Schedule II (as such Schedule II may be supplemented from time to time by supplements to this Agreement) (all such indebtedness being the “Pledged Debt”), and the instruments and promissory notes, if any, evidencing such indebtedness, and all interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Debt;

(ii) all Equity Interests of any Person from time to time acquired, owned or held directly by such Grantor in any manner, including, without limitation, the Equity Interests owned or held by each Grantor set forth opposite such Grantor’s name on and otherwise described on Schedule II (as such Schedule II may be supplemented from time to time by supplements to this Agreement) (all such Equity Interests being the “Pledged Interests”), and the certificates, if any, representing such shares or units or other Equity Interests, and all dividends, distributions, return of capital, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares or other Equity Interests and all warrants, rights or options issued thereon or with respect thereto; provided that such Grantor shall not be required to pledge, and the terms “Pledged Interests” and “Security Collateral” used in this Agreement shall not include, any voting Equity Interests that constitutes Excluded Assets; and

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(iii) all Investment Property and all Financial Assets, and all dividends, distributions, return of capital, interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange therefor and all warrants, rights or options issued thereon or with respect thereto;

(o) all contracts and agreements between any Grantor and one or more additional parties (including, without limitation, any swap contracts and other derivative instruments, licensing agreements and any partnership agreements, joint venture agreements, limited liability company agreements) and the IP Agreements (as hereinafter defined), in each case as such agreements may be amended, amended and restated, supplemented or otherwise modified from time to time (collectively, the “Assigned Agreements”), including, without limitation, all rights of such Grantor to receive moneys due and to become due under or pursuant to the Assigned Agreements (all such Collateral being the “Agreement Collateral”);

(p) the following (collectively, excluding clauses (viii) and (ix) below, the “Intellectual Property Collateral”):

(i) all patents, patent applications, utility models, statutory invention registrations and all inventions claimed or disclosed therein and all improvements thereto (“Patents”);

(ii) all trademarks, trademark applications, service marks, domain names, trade dress, logos, designs, slogans, trade names, business names, corporate names and other source identifiers, whether registered or unregistered (provided that no security interest shall be granted in United States intent-to-use trademark applications to the extent that, and so long as creation of a security interest therein or the assignment thereof would result in the loss of any material rights therein), together, in each case, with the goodwill symbolized thereby (“Trademarks”);

(iii) all copyrights, including, without limitation, copyrights in computer software, internet web sites and the content thereof, whether registered or unregistered (“Copyrights”);

(iv) all computer software, programs and databases (including, without limitation, source code, object code and all related applications and data files), firmware and documentation and materials relating thereto, and any substitutions, replacements, improvements, error corrections, updates and new versions of any of the foregoing;

(v) all confidential and proprietary information, including, without limitation, know-how, trade secrets, manufacturing and production processes and techniques, inventions, research and development information, databases and

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data, including, without limitation, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, and all other intellectual, industrial and intangible property of any type, including, without limitation, industrial designs and mask works;

(vi) all registrations and applications for registration for any of the foregoing, including, without limitation, those registrations and applications for registration at the U.S. Patent and Trademark Office (“USPTO”) or U.S. Copyright Office (“USCO”) set forth in Schedule III hereto (as such Schedule III may be supplemented from time to time by supplements to this Agreement, each such supplement being substantially in the form of Exhibit C hereto (an “IP Security Agreement Supplement”) executed by such Grantor to the Collateral Agent from time to time), together with all reissues, divisions, continuations, continuations-in-part, extensions, renewals and reexaminations thereof;

(vii) all rights in the foregoing provided by international treaties or conventions, all rights corresponding thereto throughout the world and all other rights of any kind whatsoever of such Grantor accruing thereunder or pertaining thereto;

(viii) all agreements, permits, consents, orders and franchises relating to the license, development, use or disclosure of any of the foregoing to which such Grantor, now or hereafter, is a party or a beneficiary (“IP Agreements”); and

(ix) any and all claims for damages and injunctive relief for past, present and future infringement, dilution, misappropriation, violation, misuse or breach with respect to any of the foregoing, with the right, but not the obligation, to sue for and collect, or otherwise recover, such damages;

(q) all books and records (including, without limitation, customer lists, credit files, printouts and other computer output materials and records) of such Grantor pertaining to any of the Collateral;

(r) all other tangible and intangible personal property of whatever nature whether or not covered by Article 9 of the UCC; and

(s) all proceeds of, collateral for, income, royalties and other payments now or hereafter due and payable with respect to, and Supporting Obligations relating to, any and all of the Collateral (including, without limitation, proceeds, collateral and Supporting Obligations that constitute property of the types described in clauses (a) through (r) of this Section 1), and, to the extent not otherwise included, all payments under insurance covering any Collateral (whether or not the Collateral Agent is the loss payee thereof), or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Collateral;

provided that notwithstanding anything to the contrary contained in the foregoing clauses (a) through (s), the security interest created by this Agreement shall not extend to, and the terms

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“Collateral,” “Security Collateral,” “Agreement Collateral,” “Intellectual Property Collateral” and other terms defining the components of the Collateral in the foregoing clauses (a) through (s) shall not include Excluded Assets;

provided, further, that notwithstanding anything to the contrary contained in the foregoing clauses (a) through (s), no Grantor shall be required to (x) take any action or enter into any agreement in contravention of the Perfection Exceptions (determined, solely for the purposes of this Agreement, as if each Grantor was a Domestic Subsidiary) or (y) make any filing with respect to any Intellectual Property Collateral other than filing a UCC financing statement and filings at the U.S. Patent and Trademark Office or U.S. Copyright Office and any other U.S. federal governmental authorities (or such other filings as agreed to by the Issuer and the Bank Collateral Agent);

provided, further, that solely for the purposes of this Agreement the Collateral shall not include any Equity Interests and, the certificates, if any, representing such Equity Interests of any Subsidiary held by a Grantor that is organized under the laws of any jurisdiction other than the United States of America, any state thereof and the District of Columbia to the extent and for so long as such Equity Interests are subject to a valid and perfected (or the foreign equivalent) security interest under a foreign law Notes Security Document.

Section 2. Security for Obligations. This Agreement secures, in the case of each Grantor, any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), premium, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities (including guarantee obligations) in respect of such Grantor, now or hereafter existing, under the Euro Notes Indenture, the Euro Notes and any Notes Security Document (the foregoing being the “Secured Obligations” and the Indenture, the Euro Notes and any Notes Security Document collectively being herein the “Secured Documents”). Without limiting the generality of the foregoing, this Agreement secures, as to each Grantor, the payment of all amounts that constitute part of the Secured Obligations that would be owed by such Grantor to any Secured Party under the Secured Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving a Grantor.

Section 3. Grantors Remain Liable. Anything herein to the contrary notwithstanding, (a) each Grantor shall remain liable under its contracts and agreements included in the Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by the Collateral Agent of any of the rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral and (c) no Secured Party shall have any obligation or liability under the contracts and agreements included in the Collateral by reason of this Agreement or any other Secured Document, nor shall any Secured Party be obligated to perform any of the obligations or duties of any Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

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Section 4. Delivery and Control of Security Collateral. (a) All certificates, if any, representing or evidencing the Pledged Interests (other than Equity Interests of non-wholly owned Subsidiaries with a fair market value of less than $7,500,000) and all instruments representing or evidencing the Pledged Debt in an aggregate principal amount in excess of $7,500,000 (other than any short-term intercompany current liabilities incurred in the ordinary course of business and consistent with past practice in connection with the cash management operations of the Dutch Co-Issuer and its Restricted Subsidiaries) shall be promptly delivered to and held by or on behalf of the Collateral Agent pursuant hereto and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank. During the continuation of an Event of Default, the Collateral Agent shall have the right, at any time in its discretion and without notice to any Grantor, to (i) transfer to or to register in the name of the Collateral Agent or any of its nominees any or all of the Security Collateral, subject only to the revocable rights specified in Section 11(a), (ii) exchange certificates or instruments representing or evidencing Security Collateral for certificates or instruments of smaller or larger denominations and (iii) convert Security Collateral consisting of Financial Assets credited to any Securities Account to Security Collateral consisting of Financial Assets held directly by the Collateral Agent, and to convert Security Collateral consisting of Financial Assets held directly by the Collateral Agent to Security Collateral consisting of Financial Assets credited to any Securities Account.

(b) With respect to any Security Collateral (other than Equity Interests of non-wholly owned Subsidiaries with a fair market value of less than $7,500,000) in which any Grantor has any right, title or interest and that constitutes an uncertificated security of a Subsidiary, such Grantor will cause the issuer thereof to agree in an authenticated record with such Grantor and the Collateral Agent that such issuer will comply with instructions with respect to such security originated by the Collateral Agent without further consent of such Grantor. During the continuation of an Event of Default, with respect to any Security Collateral in which any Grantor has any right, title or interest and that is not an uncertificated security, promptly upon the request of the Collateral Agent, such Grantor will notify each issuer of Pledged Interests that such Pledged Interests are subject to the security interests granted hereunder.

(c) Each Grantor agrees that (i) to the extent each interest in any limited liability company or limited partnership controlled now or in the future by such Grantor and pledged hereunder is a “security” within the meaning of Article 8 of the UCC and is governed by Article 8 of the UCC, such interest shall be certificated and (ii) each such interest shall at all times hereafter continue to be such a security and represented by such certificate. Each Grantor further acknowledges and agrees that with respect to any interest in any limited liability company or limited partnership controlled now or in the future by such Grantor and pledged hereunder that is not a “security” within the meaning of Article 8 of the UCC, such Grantor shall at no time elect to treat any such interest as a “security” within the meaning of Article 8 of the UCC, nor shall such interest be represented by a certificate, unless such Grantor provides written notification to the Collateral Agent of such election and such interest is thereafter represented by a certificate that is promptly delivered to the Collateral Agent pursuant to the terms hereof.

(d) During the continuation of an Event of Default, promptly upon the request of the Applicable Collateral Agent, such Grantor will notify each issuer of Pledged Debt that such Pledged Debt is subject to the security interests granted hereunder.

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Section 5. Maintaining Collateral Accounts, Electronic Chattel Paper, Transferable Records and Letter-of-Credit Rights; Giving Notice of Commercial Tort Claims; Letter-of-Credit Rights. So long as any Secured Obligation of any Grantor shall remain unpaid (other than contingent indemnification obligations as to which no claim has been asserted):

(a) during the continuation of an Event of Default, promptly upon the request of the Collateral Agent, each Grantor will maintain all (i) electronic Chattel Paper so that the Collateral Agent has control of the electronic Chattel Paper in the manner specified in Section 9-105 of the UCC and (ii) all transferable records so that the Collateral Agent has control of the transferable records in the manner specified in Section 16 of the Uniform Electronic Transactions Act, as in effect in the jurisdiction governing such transferable record;

(b) each Grantor will give prompt written notice to the Collateral Agent of any individual Commercial Tort Claim with a claimed amount in excess of $7,500,000 that may arise in the future and will promptly execute or otherwise authenticate a supplement to this Agreement and otherwise take all necessary action, to subject such Commercial Tort Claim to the security interests granted under this Agreement;

(c) with respect to any Deposit Accounts constituting accounts containing Cash Collateral (as defined in the Credit Agreement), each Grantor will maintain such Deposit Accounts only with the Collateral Agent or with another commercial bank that has agreed with such Grantor and the Collateral Agent to comply with instructions originated by the Collateral Agent directing the disposition of funds in such accounts without the further consent of such Grantor; and

(d) each Grantor, by granting a security interest in Letter-of-Credit Rights with a stated amount in excess of $7,500,000 to the Collateral Agent, intends to (and hereby does) collaterally assign to the Collateral Agent its rights (including its contingent rights) to the proceeds of all Letter-of-Credit Rights of which it is or hereafter becomes a beneficiary or assignee.

Section 6. Representations and Warranties. Each Grantor represents and warrants as follows (it being understood that none of the foregoing applies to the Excluded Assets):

(a) as of the Issue Date (after giving effect to the Transactions), (i) such Grantor’s exact legal name, as defined in Section 9-503(a) of the UCC, type of organization, jurisdiction of organization or incorporation, organizational identification number (if any) and taxpayer identification number (if any), is correctly set forth in Schedule I hereto (as such Schedule I may be supplemented from time to time by supplements to this Agreement), (ii) such Grantor is located (within the meaning of Section 9-307 of the UCC) and has its chief executive office, in the state or jurisdiction set forth in Schedule I hereto and (iii) such Grantor has no trade names other than as listed on Schedule I hereto and within the 5 years preceding the Issue Date, has not changed its name, location, chief executive office, type of organization, jurisdiction of organization or incorporation, organizational identification number or taxpayer identification number (if any) from those set forth on Schedule I, except as described on Schedule I;

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(b) all of the Equipment and Inventory of such Grantor, in each case, with value (together with the value of all Equipment and Inventory of all other Grantors located at the same place) in excess of $7,500,000 are located at the places specified therefor on Schedule VI hereto as of the Issue Date and as of the date each such schedule is required to be updated pursuant to the terms hereof. All Pledged Interests consisting of certificated securities (other than Equity Interests of non-wholly owned Subsidiaries with a fair market value of less than $7,500,000) and all Pledged Debt consisting of instruments in an aggregate principal amount in excess of $7,500,000 (other than any short-term intercompany current liabilities incurred in the ordinary course of business and consistent with past practice in connection with the cash management operations of the Dutch Co-Issuer and its Restricted Subsidiaries) have been delivered to the Applicable Collateral Agent in accordance herewith and with the Euro Notes Indenture;

(c) such Grantor is the legal and beneficial owner of the Collateral granted or purported to be granted by it free and clear of any Lien, claim, option or right of others, except for the security interest created under this Agreement, and Liens permitted under Section 3.5. of the Euro Notes Indenture;

(d) the Pledged Interests pledged by such Grantor on the Issue Date (after giving effect to the Transactions) constitute the percentage of the issued and outstanding Equity Interests of the issuer thereof indicated on Schedule II hereto, which schedule correctly represents as of the date hereof (i) the issuer, the issuer’s jurisdiction of formation, the certificate number, if any, the Grantor and the record owner, the number and class and the percentage of the issued and outstanding Equity Interests of such class of all Pledged Interests, (ii) no amount payable under or in connection with any of the Pledged Debt in an aggregate principal amount in excess of $7,500,000 (other than any short-term intercompany current liabilities incurred in the ordinary course of business and consistent with past practice in connection with the cash management operations of the Dutch Co-Issuer and its Restricted Subsidiaries) on the Issue Date is evidenced by an instrument or tangible Chattel Paper other than such instruments and tangible Chattel Paper indicated on Schedule II, which Schedule correctly represents the issuer thereof, the issuer’s jurisdiction, the initial principal amount, the Grantor and holder, date of issuance and maturity date of all Pledged Debt and (iii) as of the Issue Date, the Pledged Interests pledged by such Grantor hereunder have been duly authorized and validly issued and, in the case of Pledged Interests issued by a corporation, are fully paid and non-assessable (to the extent such concepts are applicable in the relevant jurisdiction);

(e) such Grantor has full power, authority and legal right to pledge all the Collateral pledged by such Grantor pursuant to this Agreement and upon the filing of appropriate financing statements under the UCC and the recordation of the Intellectual Property Security Agreement with the U.S. Patent and Trademark Office and the U.S. Copyright Office and the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent required

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by this Agreement), all actions necessary to perfect the security interest, so far as perfection is possible under relevant law, in the Collateral of such Grantor created under this Agreement with respect to which a Lien may be perfected by filing or possession or control pursuant to the UCC or 35 U.S.C. §261, 15 U.S.C. §1060 or 17 U.S.C. §205 shall have been duly made or taken and are in full force and effect, and this Agreement creates in favor of the Collateral Agent for the benefit of the Secured Parties a valid, enforceable and, together with such filings and other actions, perfected, so far as perfection is possible under relevant law, first priority security interest in such Collateral of such Grantor (subject to the Perfection Exceptions and Liens permitted by Section 3.5 of the Euro Notes Indenture), securing the payment of the Secured Obligations;

(f) except with respect to Holdings and as could not reasonably be expected to have a Material Adverse Effect:

(i) to the knowledge of any Grantor, the conduct of the business of such Grantor as currently conducted does not infringe upon, misappropriate, dilute, misuse or otherwise violate the intellectual property rights of any third party;

(ii) such Grantor is the legal and beneficial owner of all of the Intellectual Property Collateral set forth on Schedule III, free and clear of any Liens, except for any security interest created under this Agreement and any Liens permitted pursuant to Section 3.5 of the Euro Notes Indenture;

(iii) as of the Issue Date (after giving effect to the Transactions), the Intellectual Property Collateral set forth on Schedule III hereto includes (A) all of the patents, patent applications, trademark registrations and applications, copyright registrations and applications filed at the U.S. Patent and Trademark Office or the U.S. Copyright Office material to such Grantor’s business (hereinafter, the “Registered Intellectual Property Collateral”) and (B) all domain names owned by any Grantor;

(iv) the Registered Intellectual Property Collateral is subsisting and none of the Intellectual Property Collateral has been adjudged invalid or unenforceable in whole or part, and to such Grantor’s knowledge, is valid and enforceable; and such Grantor is not aware of any uses of any item of Intellectual Property Collateral that could be expected to lead to such item becoming invalid or unenforceable;

(v) [reserved];

(vi) no claim, action, suit, investigation, litigation or proceeding has been asserted or is pending or, to the knowledge of such Grantor, is threatened in writing against such Grantor (i) based upon or challenging or seeking to deny or restrict the Grantor’s rights in or use of any of the Intellectual Property Collateral, (ii) alleging that the services provided by, processes used by, or products manufactured or sold by, such Grantor infringe, misappropriate, dilute, misuse or

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otherwise violate any patent, trademark, copyright or any other intellectual property right of any third party or (iii) alleging that the Intellectual Property Collateral is being licensed or sublicensed in violation or contravention of the terms of any license; and, to the knowledge of any Grantor, no Person is engaging in any activity that infringes, misappropriates, dilutes, misuses or otherwise violates the Intellectual Property Collateral or the Grantor’s rights in or use thereof;

(vii) with respect to each material IP Agreement: to the knowledge of any Grantor, such Grantor is not in material default under or in material breach of any material IP Agreements (other than agreements between or among any of the Grantors and their Subsidiaries), and, to the knowledge of any Grantor, no event has occurred that with or without notice or lapse of time or both would constitute such a material breach or material default thereunder;

(viii) [reserved]; and

(ix) to the knowledge of any such Grantor, no Grantor or Intellectual Property Collateral is subject to any outstanding decree, order, injunction, judgment or ruling issued or decreed since January 1, 2010 restricting the use of any Intellectual Property Collateral or that would impair the validity or enforceability of such Intellectual Property Collateral;

(h) such Grantor has no Commercial Tort Claims with an individual claimed value in excess of $7,500,000 other than those listed in Schedule IV and additional Commercial Tort Claims as to which such Grantor has complied with the requirements of Section 5(b) hereof; and

(i) such Grantor has no Letter-of-Credit Rights with an individual stated amount in excess of $7,500,000 other than those listed in Schedule V.

Section 7. Further Assurances. (a) Each Grantor agrees that from time to time, at the expense of such Grantor, such Grantor will promptly execute and deliver, or otherwise authenticate, all further instruments and documents, and take all further action that may be necessary or that the Collateral Agent may reasonably request, in order to grant, preserve, perfect and/or protect any pledge or security interest granted or purported to be granted by such Grantor hereunder or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral of such Grantor, subject in each case to the Perfection Exceptions. Without limiting the generality of the foregoing, each Grantor will, with respect to Collateral of such Grantor: (i) if any such Collateral with a value in excess of $7,500,000 shall be evidenced by a promissory note or other instrument or Chattel Paper, deliver and pledge to the Collateral Agent hereunder such note or instrument or Chattel Paper duly indorsed and accompanied by duly executed instruments of transfer or assignment; (ii) execute or authenticate and file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be reasonably necessary, or as the Collateral Agent may reasonably request, in order to perfect and preserve the perfected security interest granted or purported to be granted by such Grantor hereunder; (iii) deliver and pledge to the Collateral

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Agent for benefit of the Secured Parties certificates representing Security Collateral that constitutes certificated securities, accompanied by undated stock or bond powers executed in blank (to the extent required to be pledged pursuant to the Euro Notes Indenture or this Agreement); and (iv) deliver to the Collateral Agent evidence that all other action (subject to the Perfection Exceptions) that the Collateral Agent may deem reasonably necessary or desirable in order to grant, preserve, perfect and protect the security interest granted or purported to be granted by such Grantor under this Agreement has been taken.

(b) Each Grantor hereby authorizes the Collateral Agent to file one or more financing or continuation statements, and amendments thereto, including, without limitation, one or more financing statements indicating that such financing statements cover all assets or all personal property (or words of similar effect), whether now owned or hereafter acquired, of such Grantor, in each case without the signature of such Grantor, and regardless of whether any particular asset described in such financing statements falls within the scope of the UCC or the granting clause of this Agreement. Each Grantor ratifies its authorization for the Collateral Agent to have filed such financing statements, continuation statements or amendments filed prior to the date hereof.

(c) At the time of delivery of quarterly or annual financial statements with respect to the preceding fiscal quarter or year pursuant to Section 3.2.(a)(i) and (ii) of the Euro Notes Indenture, the U.S. Co-Issuer shall update Schedules I through VI of this Agreement with any changes since the Issue Date or the delivery of the previous quarterly or annual financial statements, as applicable, or confirm that there have been no such changes during such period.

Section 8. As to Insurance. Each general liability (other than director and officer policies and workers compensation) and property insurance policy of each Grantor (other than Holdings) shall name the Collateral Agent as loss payee and additional insured thereunder and shall in addition, (i) provide for all losses to be paid on behalf of the Collateral Agent and such Grantor as their interests may appear, (ii) name such Grantor and the Collateral Agent as insured parties thereunder (without any representation or warranty by or obligation upon the Collateral Agent) as their interests may appear, (iii) provide that there shall be no recourse against the Collateral Agent for payment of premiums or other amounts with respect thereto and (iv) provide that at least 10 days’ prior written notice of cancellation or of lapse shall be given to the Collateral Agent by the insurer.

Section 9. Post-Closing Changes; Bailees; Collections on Assigned Agreements and Accounts. (a) No Grantor will change its name, type of organization, jurisdiction of organization or incorporation, organizational identification number (if any), taxpayer identification number (if any) or location from those referred to in Section 6(a) of this Agreement without first giving at least 3 days’ (or such lesser period of time as the Applicable Collateral Agent may agree) prior written to the Collateral Agent and taking all action required by the Applicable Collateral Agent for the purpose of maintaining the perfection and priority of the security interest created by this Agreement.

(b) During the continuation of an Event of Default, if Collateral of any Grantor with an aggregate value in excess of $7,500,000 is at any time in the possession or control of a warehouseman, bailee or agent, such Grantor, will (i) notify such warehouseman,

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bailee or agent of the security interest created hereunder and (ii) instruct such warehouseman, bailee or agent to hold all such Collateral solely for the Collateral Agent’s account subject only to the Collateral Agent’s instructions.

(c) Except as otherwise provided in this Section 9(c), each Grantor (other than Holdings) will continue to collect, at its own expense, all amounts due or to become due such Grantor under the Accounts. In connection with such collections, such Grantor may take (and, at the Collateral Agent’s direction during the continuation of an Event of Default, shall take) such commercially reasonable action as such Grantor (or the Collateral Agent) may deem necessary or advisable to enforce collection thereof; provided, however, that the Collateral Agent shall have the right at any time upon the occurrence and during the continuance of an Event of Default and upon written notice to such Grantor of its intention to do so, to notify the Grantors under any Accounts, of the assignment of such Accounts to the Collateral Agent and to direct such Grantors to make payment of all amounts due or to become due to such Grantor thereunder directly to the Collateral Agent and, upon such notification and at the expense of such Grantor, to enforce collection of any such Accounts, to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done, and to otherwise exercise all rights with respect to such Accounts, including, without limitation, those set forth set forth in Section 9-607 of the UCC. After receipt by any Grantor of the notice from the Collateral Agent referred to in the proviso to the preceding sentence, (i) all amounts and proceeds (including, without limitation, instruments) received by such Grantor in respect of the Accounts, of such Grantor shall be received in trust for the benefit of the Collateral Agent hereunder, shall be segregated from other funds of such Grantor and shall be either (A) released to such Grantor to the extent permitted under the terms of the Euro Notes Indenture so long as no Event of Default shall have occurred and be continuing or (B) if any Event of Default shall have occurred and be continuing, applied as provided in Section 6.10 of the Euro Notes Indenture and (ii) except with the consent of the Collateral Agent, such Grantor will not adjust, settle or compromise the amount or payment of any Account, release wholly or partly any Obligor thereof, or allow any credit or discount thereon. No Grantor will permit or consent to the subordination of its right to payment under any of the Accounts to any other indebtedness or obligations of the Obligor thereof.

Section 10. As to Intellectual Property Collateral. (a) With respect to each item of its Intellectual Property Collateral registered with, issued by, or applied for with the USPTO or the USCO, each Grantor agrees to take, at its expense, all commercially reasonable steps, including, without limitation, in the U.S. Patent and Trademark Office, the U.S. Copyright Office and any other U.S. federal governmental authority, to (i) maintain the validity and enforceability of such Intellectual Property Collateral and maintain such Intellectual Property Collateral in full force and effect, and (ii) pursue the registration and maintenance of each patent, trademark, or copyright registration or application, now or hereafter included in such Intellectual Property Collateral of such Grantor, including, without limitation, the payment of required fees and taxes, the filing of responses to office actions issued by the U.S. Patent and Trademark Office, the U.S. Copyright Office or other U.S. federal governmental authorities, the filing of applications for renewal or extension, the filing of affidavits under Sections 8 and 15 of the U.S. Trademark Act, the filing of divisional, continuation, continuation-in-part, reissue and renewal applications or extensions, the payment of maintenance fees and the participation in interference, reexamination, opposition, cancellation, infringement and misappropriation proceedings, except, in each case, to the extent failure to do so could not reasonably be expected to cause a Material Adverse Effect.

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(b) Except as could not reasonably be expected to have a Material Adverse Effect, each Grantor shall use proper statutory notice in connection with its use of Intellectual Property Collateral registered with, issued by, or applied for with the USPTO or USCO that is material to the business of the U.S. Co-Issuer and its Restricted Subsidiaries. Except as could not be reasonably expected to have a Material Adverse Effect, no Grantor shall do or permit any act or knowingly omit to do any act whereby any of its Intellectual Property Collateral registered with, issued by, or applied for with the USPTO or USCO may lapse or become invalid or unenforceable or placed in the public domain.

(c) Except where failure to do so could not reasonably be expected to cause a Material Adverse Effect, each Grantor shall take all commercially reasonable steps which it or the Collateral Agent (during the continuation of an Event of Default) deems reasonable and appropriate under the circumstances to preserve and protect each item of its Intellectual Property Collateral registered with, issued by, or applied for with the USPTO or USCO, including, without limitation, maintaining the quality of any and all products or services used or provided in connection with any of the Trademarks, consistent with the quality of the products and services as of the date hereof, and taking all steps necessary to ensure that all licensed users of any of the Trademarks use such consistent standards of quality.

(d) Notwithstanding the foregoing, each Grantor may refrain from taking, or shall be permitted to take, as the case may be, any actions otherwise prohibited or required by the foregoing Section 10 clauses (a) to (c) with respect to Intellectual Property Collateral which it determines in its good faith commercially reasonable business judgment not to be useful to its business or worth protecting or maintaining (including without limitation by abandoning, failing to defend or maintain or causing any such Intellectual Property Collateral to become unenforceable, abandoned, invalidated or publicly available).

(e) With respect to its Intellectual Property Collateral registered with, issued by, or applied for with the USPTO or USCO, each Grantor agrees to execute or otherwise authenticate an agreement, in substantially the form set forth in Exhibit B hereto (an “Intellectual Property Security Agreement”), for recording the security interest granted hereunder to the Collateral Agent in such Intellectual Property Collateral with the USPTO, the USCO and any other U.S. federal governmental authorities necessary to perfect in the United States the security interest granted hereunder in such Intellectual Property Collateral.

(f) Without limiting Section 1, each Grantor agrees that should it obtain an ownership interest in any item of the type set forth in Section 1(p) that is not, as of the Issue Date, a part of the Intellectual Property Collateral (“After-Acquired Intellectual Property”) (i) the provisions of this Agreement shall automatically apply thereto, and (ii) any such After-Acquired Intellectual Property and, in the case of trademarks, the goodwill symbolized thereby, shall automatically become part of the Intellectual Property Collateral subject to the terms and conditions of this Agreement with respect thereto. Each Grantor shall, substantially concurrently with the delivery thereof under Section 11.5 of the Euro Notes Indenture, execute and deliver to the Collateral Agent, or otherwise authenticate, an agreement substantially in the form of Exhibit C

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hereto (an “IP Security Agreement Supplement”) covering such After-Acquired Intellectual Property which IP Security Agreement Supplement shall be recorded with the USPTO, the USCO and any other U.S. federal governmental authorities necessary to perfect the security interest granted hereunder in such After-Acquired Intellectual Property.

(g) At such time as the Collateral Agent is lawfully entitled to exercise its rights and remedies under Section 16, each Grantor grants to the Collateral Agent an irrevocable, non-exclusive license (exercisable without payment of royalty or other compensation to such Grantor) to use, assign or sublicense any Intellectual Property Collateral in which such Grantor has rights wherever the same may be located, including, without limitation, in such license access to (i) all media in which any of the licensed items may be recorded or stored, and (ii) all software and computer programs used for compilation or print-out. The license granted under this Section is to enable the Collateral Agent to exercise its rights and remedies under Section 16 and for no other purpose.

Section 11. Voting Rights; Dividends; Etc. (a) So long as no Event of Default shall have occurred and be continuing and, other than in the case of an Event of Default under Section 6.1.(v) or (vi) of the Euro Notes Indenture, Collateral Agent has not notified such Grantor of its intent to exercise remedies as set forth below:

(i) each Grantor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Security Collateral of such Grantor or any part thereof for any purpose; provided, however, that such Grantor will not exercise or refrain from exercising any such right in a manner prohibited by the Euro Notes Indenture;

(ii) each Grantor shall be entitled to receive and retain any and all dividends, interest and other distributions paid in respect of the Security Collateral of such Grantor if and to the extent that the payment thereof is not otherwise prohibited by the terms of the Secured Documents; provided, however, that any and all:

(A) dividends, interest and other distributions paid or payable other than in cash in respect of, and instruments and other property received, receivable or otherwise distributed in respect of, or in exchange for, any Security Collateral,

(B) dividends and other distributions paid or payable in cash in respect of any Security Collateral in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid-in-surplus and

(C) cash paid, payable or otherwise distributed in respect of principal of, or in redemption of, or in exchange for, any Security Collateral,

(x) in the case of the foregoing clause (A), any such property distributed in respect of any Security Collateral, shall be deemed to constitute acquired property and shall be forthwith delivered to the Collateral Agent as Security Collateral in the same form as so received (with any necessary indorsement) in accordance with the provisions of Section 11.4. of the Euro Notes Indenture and (y) in the case of the foregoing clauses (B) and (C), any such cash distributed in respect of any Security Collateral shall be subject to the provisions of the Euro Notes Indenture applicable to the proceeds of an Asset Sale of property; and

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(iii) the Collateral Agent will execute and deliver (or cause to be executed and delivered) to each Grantor all such proxies and other instruments as such Grantor may reasonably request for the purpose of enabling such Grantor to exercise the voting and other rights that it is entitled to exercise pursuant to paragraph (i) above and to receive the dividends or interest payments that it is authorized to receive and retain pursuant to paragraph (ii) above.

(b) Upon the occurrence and during the continuance of an Event of Default:

(i) upon notice to the applicable Grantor (and automatically in the case of clause (y) below to the extent such Event of Default is under Section 6.1(v) or (vi) of the Euro Notes Indenture), all rights of each Grantor (x) to exercise or refrain from exercising the voting and other consensual rights that it would otherwise be entitled to exercise pursuant to Section 11(a)(i) shall, upon notice to such Grantor by the Collateral Agent, cease and (y) to receive the dividends, interest and other distributions that it would otherwise be authorized to receive and retain pursuant to Section 11(a)(ii) shall automatically cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall thereupon have the sole right to exercise or refrain from exercising such voting and other consensual rights and to receive and hold as Security Collateral such dividends, interest and other distributions; and

(ii) all dividends, interest and other distributions that are received by any Grantor contrary to the provisions of paragraph (i) of this Section 11(b) shall be received in trust for the benefit of the Collateral Agent, shall be segregated from other funds of such Grantor and shall be forthwith paid over to the Collateral Agent as Security Collateral in the same form as so received (with any necessary indorsement).

Section 12. Additional Shares. [reserved]

Section 13. Collateral Agent Appointed Attorney-in-Fact. Each Grantor hereby irrevocably appoints the Collateral Agent such Grantor’s attorney-in-fact, with full authority in the place and stead of such Grantor and in the name of such Grantor or otherwise, from time to time, upon the occurrence and during the continuance of an Event of Default, in the Collateral Agent’s discretion, to take any action and to execute any instrument that the Applicable Collateral Agent may deem necessary or advisable to accomplish the purposes of this Agreement (in accordance with this Agreement and each other applicable Secured Document), including, without limitation:

(a) to obtain and adjust insurance required to be paid to the Collateral Agent;

(b) to ask for, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral;

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(c) to receive, indorse and collect any drafts or other instruments, documents and Chattel Paper, in connection with clause (a) or (b) above; and

(d) to file any claims or take any action or institute any proceedings that the Collateral Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce compliance with the terms and conditions of any Assigned Agreement or the rights of the Collateral Agent with respect to any of the Collateral.

Section 14. Collateral Agent May Perform. If any Grantor fails to perform any agreement contained herein after the expiration or termination of any applicable cure or grace periods, the Collateral Agent may, after providing notice to such Grantor of its intent to do so, but without any obligation to do so, itself perform, or cause performance of, such agreement, and the expenses of the Collateral Agent incurred in connection therewith shall be payable by such Grantor under Section 17.

Section 15. The Collateral Agent’s Duties. (a) The powers conferred on the Collateral Agent hereunder are solely to protect the Secured Parties’ interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the exercise of reasonable care with respect to the custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Collateral Agent shall have no duty as to any Collateral, as to ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not any Secured Party has or is deemed to have knowledge of such matters, or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Collateral. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which it accords its own property. It is expressly understood and agreed that the obligations of the Collateral Agent as holder of the Collateral and interests therein and with respect to the disposition thereof, and otherwise under this Agreement, are only those expressly set forth in this Agreement. The Collateral Agent shall act hereunder on the terms and conditions set forth herein.

(b) The Secured Parties and the Collateral Agent have no obligation to keep Collateral in their possession identifiable. The Collateral Agent has no obligation to collect dividends, distributions or interest payable on, or exercise any option or right in connection with any Collateral. The Collateral Agent has no obligation to protect or preserve any Collateral from depreciating in value or becoming worthless and is released from all responsibility for any loss of value, whether such Collateral is in the possession of, is a security entitlement of, or is subject to the control of, the Collateral Agent, a securities intermediary, the Grantor or any other Person.

(c) The Collateral Agent may from time to time, when the Collateral Agent deems it to be necessary, appoint one or more subagents (each a “Subagent”) for the Collateral Agent hereunder with respect to all or any part of the Collateral. In the event that the Collateral Agent so appoints any Subagent with respect to any Collateral, (i) the assignment and pledge of such Collateral and the security interest granted in such Collateral by each Grantor hereunder shall be deemed for purposes of this Security Agreement to have been made to such Subagent, in

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addition to the Collateral Agent, for the ratable benefit of the Secured Parties, as security for the Secured Obligations of such Grantor, (ii) such Subagent shall automatically be vested, in addition to the Collateral Agent, with all rights, powers, privileges, interests and remedies of the Collateral Agent hereunder with respect to such Collateral, and (iii) the term “Collateral Agent,” when used herein in relation to any rights, powers, privileges, interests and remedies of the Collateral Agent with respect to such Collateral, shall include such Subagent; provided, however, that no such Subagent shall be authorized to take any action with respect to any such Collateral unless and except to the extent expressly authorized in writing by the Collateral Agent.

Section 16. Remedies. If any Event of Default shall have occurred and be continuing:

(a) The Collateral Agent may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party upon default under the UCC (whether or not the UCC applies to the affected Collateral) and also may: (i) require each Grantor to, and each Grantor hereby agrees that it will at its expense and upon request of the Collateral Agent forthwith, assemble all or part of the Collateral as directed by the Collateral Agent and make it available to the Collateral Agent at a place and time to be designated by the Collateral Agent that is reasonably convenient to both parties; (ii) without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Collateral Agent may deem commercially reasonable; (iii) occupy any premises owned or leased by any of the Grantors where the Collateral or any part thereof is assembled or located for a reasonable period in order to effectuate its rights and remedies hereunder or under law, without obligation to such Grantor in respect of such occupation; and (iv) exercise any and all rights and remedies of any of the Grantors under or in connection with the Collateral, or otherwise in respect of the Collateral, including, without limitation, (A) any and all rights of such Grantor to demand or otherwise require payment of any amount under, or performance of any provision of, the Assigned Agreements, the Accounts and the other Collateral, (B) withdraw, or cause or direct the withdrawal, of all funds with respect accounts containing Cash Collateral and (C) exercise all other rights and remedies with respect to the Assigned Agreements, the Accounts and the other Collateral, including, without limitation, those set forth in Section 9-607 of the UCC, in each case in accordance with the other provisions of this Agreement. Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten days’ notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

(b) All payments received by any Grantor under or in connection with any Assigned Agreement or otherwise in respect of the Collateral shall be received in trust for the benefit of the Collateral Agent, shall be segregated from other funds of such Grantor and shall be forthwith paid over to the Collateral Agent in the same form as so received (with any necessary indorsement).

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(c) The Collateral Agent may, without notice to any Grantor except as required by law and at any time or from time to time, charge, set-off and otherwise apply all or any part of the Secured Obligations against any funds held with respect to any Deposit Account of a Grantor that is not an Exempt Deposit Account. For purposes of this Agreement, the term “Exempt Deposit Account” shall mean any Deposit Account owned by or in the name of a Grantor with respect to which such Grantor is acting as a fiduciary for another Person who is not a Grantor.

(d) Any cash held by or on behalf of the Collateral Agent and all cash proceeds received by or on behalf of the Collateral Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral may, in the discretion of the Collateral Agent, be held by the Collateral Agent as collateral for, and/or then or at any time thereafter applied (after payment of any amounts payable to the Collateral Agent pursuant to Section 17) in whole or in part by the Collateral Agent against, all or any part of the Secured Obligations, in the manner set forth in Section 6.10 of the Euro Notes Indenture. Notwithstanding the foregoing, if an intercreditor agreement (including the Intercreditor Agreement) has been entered into in accordance with Section 11.3. of the Euro Notes Indenture among the holders of the Secured Obligations and holders of any other Indebtedness permitted under the Euro Notes Indenture which provides for the application of proceeds received by the Collateral Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral, then such proceeds may be applied pursuant to the terms of such intercreditor agreement (including the Intercreditor Agreement)

(e) In the event of any sale or other disposition of any of the Intellectual Property Collateral of any Grantor, the goodwill symbolized by any Trademarks subject to such sale or other disposition shall be included therein, and such Grantor shall supply to the Collateral Agent or its designee such Grantor’s know-how and expertise, and documents and things relating to any Intellectual Property Collateral subject to such sale or other disposition, and such Grantor’s customer lists and other records and documents relating to such Intellectual Property Collateral and to the manufacture, distribution, advertising and sale of products and services of such Grantor.

(f) If the Collateral Agent shall determine to exercise its right to sell all or any of the Security Collateral of any Grantor pursuant to this Section 16, each Grantor agrees that, upon request of the Collateral Agent, such Grantor will, at its own expense, do or cause to be done all such other acts and things as may be necessary to make such sale of such Security Collateral or any part thereof valid and binding and in compliance with applicable law.

(g) The Collateral Agent is authorized, in connection with any sale of the Security Collateral pursuant to this Section 16, to deliver or otherwise disclose to any prospective purchaser of the Security Collateral: (i) any registration statement or prospectus, and all supplements and amendments thereto; (ii) any information and projections; and (iii) any other information in its possession relating to such Security Collateral.

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(h) Except as otherwise provided in any Notes Security Document, with the written consent of the Trustee and the holders of a majority in aggregate principal amount of the then outstanding Euro Notes, to the extent permitted by any such requirement of law (including, without limitation, Section 9-610 of the UCC), the Collateral Agent (or any other Person on its behalf) may bid for and become the purchaser (and may pay all or any portion of the purchase price by crediting Obligations against the purchase price) of the Collateral or any item thereof, offered for disposition in accordance with this Section 16 without accountability to the relevant Grantor.

(i) Each Grantor acknowledges the impossibility of ascertaining the amount of damages that would be suffered by the Secured Parties by reason of the failure by such Grantor to perform any of the covenants contained in Section 16(f) above and, consequently, agrees that, if such Grantor shall fail to perform any of such covenants, it will pay, as liquidated damages and not as a penalty, an amount equal to the value of the Security Collateral on the date the Collateral Agent shall demand compliance with Section 16(f) above.

Section 17. Expenses. (a) Each Grantor will upon demand pay to the Collateral Agent the amount of any and all reasonable expenses, including, without limitation, the reasonable fees and expenses of its counsel that the Collateral Agent may incur in connection with (i) the administration of this Agreement, (ii) the custody, preservation, use or operation of, or the sale of, collection from or other realization upon, any of the Collateral of such Grantor, (iii) the exercise or enforcement of any of the rights of the Collateral Agent or the other Secured Parties hereunder or (iv) the failure by such Grantor to perform or observe any of the provisions hereof, in each case, in the manner and to the extent set forth in Section 7.6 of the Euro Notes Indenture.

(b) The parties hereto agree that the Collateral Agent shall be entitled to the benefits of, and the Grantors shall jointly and severally have the indemnification obligations described in, Section 7.6 of the Euro Notes Indenture.

(c) Any such amounts payable as provided hereunder shall be additional Secured Obligations secured hereby and by the other Secured Documents. The provisions of this Section 17 shall remain operative and in full force and effect regardless of the termination of this Agreement or any other Secured Document, the repayment of any of the Secured Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Secured Document, any resignation of the Collateral Agent, or any investigation made by or on behalf of the Collateral Agent or any Secured Party. Grantors shall promptly pay or promptly reimburse the Collateral Agent and each Secured Party, as applicable, for all amounts due under this Section 17.

Section 18. Amendments; Waivers; Additional Grantors; Etc. (a) Subject to Article IX of the Euro Notes Indenture, no amendment or waiver of any provision of this Agreement, and no consent to any departure by any Grantor herefrom, shall in any event be

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effective unless the same shall be in writing and signed by the Collateral Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure on the part of the Collateral Agent or any other Secured Party to exercise, and no delay in exercising any right hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.

(b) Upon the execution and delivery, or authentication, by any Person of a security agreement supplement in substantially the form of Exhibit A hereto (each a “Security Agreement Supplement”), (i) such Person shall be referred to as an “Additional Grantor” and shall be and become a Grantor hereunder, and each reference in this Agreement and the other Secured Documents, to “Grantor” shall also mean and be a reference to such Additional Grantor, and each reference in this Agreement and the other Secured Documents, to “Collateral” shall also mean and be a reference to the Collateral of such Additional Grantor, and (ii) the supplemental schedules I through VI attached to each Security Agreement Supplement shall be incorporated into and become a part of and supplement Schedules I through VI, respectively, hereto, and the Collateral Agent may attach such supplemental schedules to such Schedules; and each reference to such Schedules shall mean and be a reference to such Schedules as supplemented pursuant to each Security Agreement Supplement.

Section 19. Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including telegraphic, telecopy or telex communication or facsimile transmission) and mailed, telegraphed, telecopied, telexed, faxed or delivered to it, if to any Grantor, addressed to it in care of the Dutch Co-Issuer’s address specified in Section 12.1 of the Euro Notes Indenture and, if to the Collateral Agent, at its address specified in Section 12.1 of the Euro Notes Indenture. All such notices and other communications shall be deemed to be given or made at such time as shall be set forth in Section 12.1 of the Euro Notes Indenture. Delivery by telecopier or in .pdf or similar format by electronic mail of an executed counterpart of any amendment or waiver of any provision of this Agreement or of any Security Agreement Supplement or Schedule hereto shall be effective as delivery of an original executed counterpart thereof.

Section 20. Continuing Security Interest. This Agreement shall create a continuing security interest in the Collateral and shall (a) remain in full force and effect until the payment in full in cash of the Secured Obligations (other than contingent indemnification obligations as to which no claim has been asserted), (b) be binding upon each Grantor, its successors and assigns and (c) inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Secured Parties and their respective successors, transferees and assigns.

Section 21. Release; Termination. (a) Upon any sale, transfer or other disposition of any item of Collateral of any Grantor permitted by, and in accordance with, the terms of the Euro Notes Indenture to a Person that is not a Grantor or in connection with any other release of the Liens on the Collateral provided for in Section 11.6. of the Euro Notes Indenture, the Collateral Agent will, at such Grantor’s expense, execute and deliver without recourse and without any representation or warranty of any kind (either express or implied) to such Grantor such documents as such Grantor shall reasonably request to evidence the release of such item of

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Collateral from the assignment and security interest granted hereby; provided, however, that such Grantor shall have delivered to the Collateral Agent a written request for release, together with a form of release for execution by the Collateral Agent, a certificate of such Grantor to the effect that the transaction is in compliance with the Euro Notes Indenture .

(b) Upon the payment in full in cash of the Secured Obligations (other than contingent indemnification obligations as to which no claim has been asserted), the pledge and security interests granted hereby shall automatically terminate and all rights to the Collateral shall revert to the applicable Grantor. Upon any such termination, the Collateral Agent will, at the applicable Grantor’s expense, execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination.

Section 22. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier or in .pdf or similar format by electronic mail shall be effective as delivery of an original executed counterpart of this Agreement.

Section 23. The Mortgages. In the event that any of the Collateral hereunder is also subject to a valid and enforceable Lien under the terms of any Mortgage and the terms of such Mortgage are inconsistent with the terms of this Agreement, then with respect to such Collateral, the terms of such Mortgage shall be controlling in the case of fixtures and real estate leases, letting and licenses of, and contracts and agreements relating to the lease of, real property, and the terms of this Agreement shall be controlling in the case of all other Collateral.

Section 24. Governing Law; Jurisdiction; Etc. (a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN THE STATE, COUNTY AND CITY OF NEW YORK AND OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT ANY SECURED PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AGAINST THE ISSUER OR ANY OTHER GRANTOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

22	DPC Security Agreement

(c) EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 12.8 OF THE EURO NOTES INDENTURE. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(e) EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS AGREEMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 24(E) WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 25. Intercreditor Agreement. Notwithstanding anything herein to the contrary, the lien and security interest granted to the Collateral Agent pursuant to this Agreement or any other Notes Security Document and the exercise of any right or remedy by the Collateral Agent hereunder or under any other Notes Security Document are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement, this Agreement and any other Notes Security Document, the terms of the Intercreditor Agreement shall govern and control with respect to any right or remedy. Without limiting the generality of the foregoing, and notwithstanding anything herein to the contrary, all rights and remedies of the Collateral Agent (and the Secured Parties) shall be subject to the terms of the Intercreditor Agreement, and until the Discharge of the Credit Agreement Obligations (as defined in the Intercreditor Agreement), (i) no Grantor shall be required hereunder or under any other Notes Security Document to take any action that is inconsistent with such Grantor’s obligations under the Loan Documents (as defined in the Intercreditor Agreement) and (ii) any obligation of any Grantor hereunder or under any other Notes Security Document with respect to

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the delivery or control of any Collateral, the novation of any lien on any certificate of title, bill of lading or other document, the giving of any notice to any bailee or other Person, the provision of voting rights or the obtaining of any consent of any Person shall be deemed to be satisfied if the Grantor complies with the requirements of the similar provision of the applicable Loan Document. Until the Discharge of the Credit Agreement Obligations, the Collateral Agent may not require any Grantor to take any action with respect to the creation, perfection or priority of its security interest, whether pursuant to the express terms hereof or of any other Notes Security Document or pursuant to the further assurances provisions hereof or any other Notes Security Document, unless the Applicable Collateral Agent shall have required such Grantor to take similar action (provided that the Collateral Agent may take any action to preserve or protect the validity and enforceability of the Liens granted hereunder in accordance with the Intercreditor Agreement), and delivery of any Collateral to the Applicable Collateral Agent pursuant to the Loan Documents shall satisfy any delivery requirement hereunder or under any other Notes Security Document.

[SIGNATURE PAGES FOLLOW]

24	DPC Security Agreement

IN WITNESS WHEREOF, each Grantor and the Collateral Agent have caused this Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first written above.

U.S. COATINGS ACQUISITION INC.
COATINGS CO. U.S. INC.

By:	/s/ Martin Sumner
	Name:	Martin Sumner
	Title:	President and Secretary

COATINGS FOREIGN IP CO. LLC

By:	/s/ Martin Sumner
	Name:	Martin Sumner
	Title:	President

HERBERTS AMERICA, INC.

By:	/s/ Thomas J. Faughnan
	Name:	Thomas J. Faughnan
	Title:	Vice President of Finance

DUPONT POWDER COATINGS USA, INC.

By:	/s/ David J. Lazzeri
	Name:	David J. Lazzeri
	Title:	President

U.S. COATINGS IP CO. LLC
DUPONT PERFORMANCE COATINGS, LLC

By:	/s/ Martin Sumner
	Name:	Martin Sumner
	Title:	President

LUX FINCO COATINGS S.À R.L.

By:	/s/ Erica Herberg
	Name:	Erica Herberg
	Title:	Manager

Signature Page to Security Agreement

WILMINGTON TRUST, NATIONAL
ASSOCIATION,
as Collateral Agent

By:	/s/ Joseph P. O’Donnell
	Name:	Joseph P. O’Donnell
	Title:	Vice President

Signature Page to Security Agreement